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                                                                      Exhibit 99

FOR IMMEDIATE RELEASE
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             Unitog Company Says It Has Engaged Investment Bankers
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                      To Advise On Strategic Alternatives
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Kansas City, MO, November 30, 1998 - Unitog Company (NASDAQ: UTOG) today announced that it has retained investment banking counsel to advise on its strategic alternatives for enhancing shareholder value.

"We have retained Goldsmith, Agio, Helms & Company and George K. Baum & Company, two investment banking organizations that understand both the environment of our industry and the history and operations of our Company," said Randolph K. Rolf, chairman, president and chief executive officer of Unitog Company. "These two firms will add expertise to our senior management discussions as we address our future planning."

Mr. Rolf said alternatives being explored include the sale of the Company, a strategic merger, or other changes in business strategy. Information regarding the Company has been provided to a number of companies under confidentiality agreements and detailed discussions are currently underway with a select group of parties, Rolf said.

Unitog Company is a leading provider of high-quality uniform rental services to a variety of industries and sells custom-designed uniforms primarily to national companies in connection with their corporate image programs. The Company manufactures substantially all of the uniforms it rents or sells. Unitog's common stock is publicly traded on the NASDAQ National Market under the symbol UTOG.

CONTACT:  J. Craig Peterson               Jack P. Helms
          Unitog Company                  Kevin G. Jach
          1300 Washington Street          Goldsmith, Agio, Helms and Company
          Kansas City, MO 64105           US Bank Place - 46th Floor
          816-474-7000                    601 Second Avenue South
                                          Minneapolis, MN 55402
                                          612-339-0500